SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




Date of report (Date of earliest event reported)        March 12, 2002
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                         FIREBRAND FINANCIAL GROUP, INC.
               (Exact Name of Registrant as Specified in Charter)



        Delaware                      0-21105                    13-3414302
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(State or Other Jurisdiction     (Commission File              (IRS Employer
    of Incorporation)                 Number)              Identification No.)



One State Street Plaza, New York, New York                         10004
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(Address of Principal Executive Offices)                        (Zip Code)



Registrant's telephone number, including area code             (212) 208-6500
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                                 Not Applicable
         (Former Name or Former Address, if Changed Since Last Report)

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Item 5.  Other Events

         On March 12, 2002, Firebrand Financial Group, Inc. ("Company") entered into a common stock purchase agreement ("Purchase Agreement") with Sutter Opportunity Fund 2, LLC ("Sutter"). The Purchase Agreement provides that the Company will sell to Sutter 1,213,675 shares, or approximately 56.45% of the outstanding common stock, of Shochet Holding Corp. ("Shochet") owned by the Company for a cash purchase price of $727,400, subject to adjustment (i) based upon the cash and cash equivalents held by Shochet at January 31, 2002 as reflected in its audited consolidated balance sheet and (ii) based upon specified expenses incurred and to be incurred subsequent to January 31, 2002 ("Purchase Price"). The Purchase Price was determined based on a proportionate share of estimated cash held by Shochet at January 31, 2002 with a slight premium (less than 10%) related to the Company's control position on Shochet. Twenty percent of the Purchase Price ($145,480) will be placed in escrow to fund downward adjustments in the Purchase Price and certain indemnification obligations (up to a maximum amount equal to the purchase price) of the Company to Sutter, which includes 56.45% of specified liabilities of Shochet.

         The Purchase Agreement, which is expected to be consummated in the first quarter of 2002, is subject to certain closing conditions, including passage of ten days following the filing by Shochet of a statement with the Securities and Exchange Commission pursuant to Section 14(f) of the Securities Exchange Act of 1934, as amended, and of the mailing of the statement to Shochet's stockholders, which was done on March 14, 2002.

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:     March 21, 2002                       FIREBRAND FINANCIAL GROUP, INC.



                                                By: /s/ Peter R. Kent
                                                    Peter R. Kent
                                                    Chief Financial Officer